Exhibit 23.3

 中国上海市南京西路 1515 号静安嘉里中心一座 10 层 200040

10/F, Tower 1, Jing An Kerry Centre, 1515 West Nanjing Road, Shanghai 200040, China

电话    Tel: +86 21 6019 2600    传真    Fax: +86 21 6019 2697

网址    Web: www.tongshang.com

April 5, 2022

Belite Bio, Inc

5820 Oberlin Drive, Suite 101

San Diego, CA 92121

Dear Sir/Madam,

We have acted as legal counsel as to the laws of the People’s Republic of China to Belite Bio, Inc (the “Company”), a company incorporated under the laws of the Cayman Islands, on certain matters covered by our legal opinion in connection with (i) the proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (the “ADSs”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Capital Market.

We hereby consent to the use and reference of our name under the headings “Risk Factors”, “Legal Matters” and elsewhere, and the filing of this letter and the legal opinion as exhibits to, the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices